AGREEMENT AND PLAN OF MERGER
OF MINN SHARES, INC.
A DELAWARE CORPORATION,
AND
MINN SHARES, INC.
A MINNESOTA CORPORATION

This Agreement and Plan of Merger dated as of December 1, 2010 (the “Agreement”) is between Minn Shares Inc., a Minnesota corporation (“Minn Shares Minnesota”) and Minn Shares Inc., a Delaware corporation (“Minn Shares Delaware” or the “Surviving Corporation”). Minn Shares Delaware and Minn Shares Minnesota are sometimes referred to in this Agreement as the “Constituent Corporations.”

RECITALS

A.  Minn Shares Delaware is a corporation duly organized and existing under the laws of the State of Delaware and has an authorized capital of 110,000,000 shares, 100,000,000 of which are designated “Common Stock,” $0.0001 par value (the “Surviving Corporation Common Stock”), and 10,000,000 of which are designated “Preferred Stock,” $0.0001 par value (the “Surviving Corporation Preferred Stock”). Immediately prior to the Effective Time of the Merger (as hereinafter defined), no shares of the Surviving Corporation Common Stock were issued and outstanding, and no shares of the Surviving Corporation Preferred Stock were issued and outstanding.

B.  Minn Shares Minnesota is a corporation duly organized and existing under the laws of the State of Minnesota and has an authorized capital of 20,000,000 shares, 15,000,000 of which are designated “Common Stock,” $.01 par value (the “Minn Shares Minnesota Common Stock”) and 5,000,000 of which are undesignated (“Undesignated Stock”). As of the date of this Agreement, 11,913,455 shares of Minn Shares Minnesota Common Stock were issued and outstanding and no shares of Undesignated Stock were issued and outstanding.

C.  The Boards of Directors of the Constituent Corporations have determined that it is in the best interests of the Constituent Corporations, that Minn Shares Minnesota merge with and into Minn Shares Delaware, upon the terms and conditions provided in this Agreement and for the purpose of effecting the reincorporation of Minn Shares Minnesota in the State of Delaware.

D.  The respective Boards of Directors of Minn Shares Delaware and Minn Shares Minnesota have approved this Agreement and have directed that this Agreement be submitted to a vote of their respective stockholders, if required, and executed by the undersigned officers.

AGREEMENT

In consideration of the mutual agreements and covenants set forth herein, Minn Shares Delaware and Minn Shares Minnesota hereby agree, subject to the terms and conditions hereinafter set forth, as follows:

Article I:  Merger

1.1 Merger.  In accordance with the provisions of this Agreement, the Delaware General Corporation Law (the “DGCL”) and the Minnesota Business Corporation Act (the “MBCA”), Minn Shares Minnesota shall be merged with and into Minn Shares Delaware (the “Merger”), the separate existence of Minn Shares Minnesota shall cease and Minn Shares Delaware shall be, and is sometimes referred to below as, the “Surviving Corporation,” and the name of the Surviving Corporation shall be Minn Shares Inc.

 1.2 Filing and Effectiveness. The Merger shall become effective upon the filing of a duly executed Articles of Merger with the Secretary of State of Minnesota and a duly executed Certificate of Merger with the Secretary of State of Delaware (the “Effective Time”).

1.3 Effect of the Merger.  Upon the Effective Time, the separate existence of Minn Shares Minnesota shall cease and Minn Shares Delaware, as the Surviving Corporation, (a) shall continue to possess all of its assets, rights, powers and property as constituted immediately prior to the Effective Time, (b) shall be subject to all actions previously taken by its and Minn Shares Minnesota’s Board of Directors, (c) shall succeed, without other transfer, to all of the assets, rights, powers and property of Minn Shares Minnesota in the manner more fully set forth in §259 of the DGCL, (d) shall continue to be subject to all of the debts, liabilities and obligations of Minn Shares Delaware as constituted immediately prior to the Effective Time, and (e) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Minn Shares Minnesota in the same manner as if Minn Shares Delaware had itself incurred them, all as more fully provided under the applicable provisions of the DGCL and the MBCA.

Article II:  Charter Documents, Directors and Officers

2.1 Certificate of Incorporation.  The Certificate of Incorporation of Minn Shares Delaware as in effect immediately prior to the Effective Time shall continue in full force and effect as the Certificate of Incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.2 Bylaws.  The Bylaws of Minn Shares Delaware as in effect immediately prior to the Effective Time shall continue in full force and effect as the Bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law.

2.3 Directors and Officers.  The directors and officers of Minn Shares Delaware immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors shall have been duly elected and qualified or as otherwise provided by law, the Certificate of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

Article III:  Manner of Conversion of Stock

3.1 Minn Shares Minnesota Common Stock.  Upon the Effective Time, each ten (10) shares of Minn Shares Minnesota Common Stock issued and outstanding immediately prior thereto shall, by virtue of the Merger and without any action by the Constituent Corporations, the holder of such shares or any other person, be converted into and exchanged for one (1) fully paid and nonassessable share of Common Stock, $0.0001 par value, of the Surviving Corporation. No fractional share interests of the Surviving Corporation shall be issued. Any fractional share interests to which a holder would otherwise be entitled shall be rounded up to the nearest whole number.

3.2 Exchange of Certificates.  After the Effective Time, each holder of an outstanding certificate representing Minn Shares Minnesota Common Stock may, at such holder’s option, surrender the same for cancellation and each such holder shall be entitled to receive in exchange therefor a certificate or certificates representing the number of shares of the Surviving Corporation’s Common Stock into which the surrendered shares were converted as provided herein. Until so surrendered, each outstanding certificate theretofore representing ten (10) shares of Minn Shares Minnesota Common Stock shall be deemed for all purposes to represent one (1) whole share of the Surviving Corporation’s Common Stock into which such shares of Minn Shares Minnesota Common Stock were converted in the Merger (with such adjustments for fractional shares as necessary).

The registered owner on the books and records of the Surviving Corporation of any such outstanding certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation, have and be entitled to exercise any voting and other rights with respect to and to receive dividends and other distributions upon the shares of Common Stock of the Surviving Corporation represented by such outstanding certificate as provided above.

Each certificate representing Common Stock of the Surviving Corporation so issued in the Merger shall bear the same legends, if any, with respect to the restrictions on transferability as the certificates of Minn Shares Minnesota so converted and given in exchange therefor, unless otherwise determined by the Board of Directors of the Surviving Corporation in compliance with applicable laws.

If any certificate for shares of the Surviving Corporation’s stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and comply with applicable securities laws and that the person requesting such transfer pay to the Surviving Corporation any transfer or other taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

Article IV:  General

4.1 Covenants of Minn Shares Delaware.  Minn Shares Delaware covenants and agrees that it will, on or before the Effective Time:

(a)  File any and all documents with the Minnesota Department of Revenue necessary for the assumption by Minn Shares Delaware of all of the franchise tax liabilities of Minn Shares Minnesota; and

(b)  Take such other actions as may be required by the MBCA.

4.2 Further Assurances.  From time to time, as and when required by Minn Shares Delaware or by its successors or assigns, there shall be executed and delivered on behalf of Minn Shares Minnesota such deeds and other instruments, and there shall be taken or caused to be taken by it such further and other actions, as shall be appropriate or necessary in order to vest or perfect in or conform of record or otherwise by Minn Shares Delaware the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Minn Shares Minnesota and otherwise to carry out the purposes of this Agreement, and the officers and directors of Minn Shares Delaware are fully authorized in the name and on behalf of Minn Shares Minnesota or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.3 Abandonment. At any time before the Effective Time, this Agreement may be terminated and the Merger may be abandoned for any reason whatsoever by the Board of Directors of either Minn Shares Minnesota or Minn Shares Delaware, or both, notwithstanding the approval of this Agreement by the shareholders of Minn Shares Minnesota.

4.4 Amendment. The Boards of Directors of the Constituent Corporations may amend this Agreement at any time prior to the filing of this Agreement (or certificate in lieu thereof) with the Secretary of State of the State of Delaware, provided that an amendment made subsequent to the adoption of this Agreement by the stockholders of either Constituent Corporation shall not: (a) alter or change the amount or kind of shares, securities, cash, property and/or rights to be received in exchange for or on conversion of all or any of the shares of any class or series thereof of such Constituent Corporation, (b) alter or change any term of the Certificate of Incorporation of the Surviving Corporation to be effected by the Merger, or (c) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of any class of shares or series of capital stock of such Constituent Corporation.

4.5 Registered Office. The registered office of the Surviving Corporation in the State of Delaware is located at 1811 Silverside Road, Wilmington, Delaware 19810, County of New Castle. Vcorp Services, LLC is the registered agent of the Surviving Corporation at such address.

4.6 Agreement. Executed copies of this Agreement will be on file at the principal place of business of the Surviving Corporation at 1624 Harmon Place, Suite 210, Minneapolis, MN 55403, and copies thereof will be furnished to any stockholder of either Constituent Corporation, upon request and without cost.

4.7 Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

4.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature Page Follows]

The undersigned authorized representatives of the Constituent Corporations have executed and acknowledged this Agreement as of the date first set forth above.

Minn Shares Minnesota:

MINN SHARES INC. a Minnesota corporation

By:	/s/ Richard Gilbert

	Name:	Richard Gilbert
	Title:	President, Secretary and Chairman of the Board

Minn Shares Delaware:

MINN SHARES INC. a Delaware corporation

By:	/s/ Richard Gilbert

	Name:	Richard Gilbert
	Title:	President, Secretary and Chairman of the Board